Exhibit 99.1

SIO SILICA CORPORATION TO GO PUBLIC VIA BUSINESS COMBINATION WITH PYROPHYTE ACQUISITION CORP., ACCELERATING MISSION TO DISRUPT THE MARKET FOR HIGH-PURITY QUARTZ SILICA, A CRITICAL MINERAL
IN THE WORLD’S TRANSITION TO NET ZERO

●	Proceeds from the Business Combination Expected to Accelerate Sio’s Entrance into the High-Purity Crystalline Quartz Market and Its Mission Toward Becoming an Environmentally Friendly, Low Cost, Canadian-Based Producer of High-Purity Quartz Silica

●	Sio's High-Purity Quartz Silica is an Essential Element for Photovoltaics, Solar Panels, Semiconductors, Batteries and Other Green Technologies Expected to Help Achieve Global Net Zero Targets

●	Sio’s Sustainable Operations, Cutting-Edge Technologies and Low-Cost Advantage are Expected to Make Considerable Inroads to Contribute to a Decarbonized Future

●	Approximately $150 Million of Gross Capital, Comprised of Equity, Debt, Royalties and Sio’s Cash on Hand, has been Secured from a Variety of Institutional and Individual Accredited Investors, including Riverstone Credit Partners, HITE Hedge Asset Management and a Large Canadian Pension Fund, and an Additional $10 Million Is Expected to be Secured Through Flow-Through Equity from a Variety of Individual Accredited Investors, to Support the Construction of the First Phase of its Extraction and Processing Facility.

●	Terms of the Business Combination Imply an Enterprise Value of $708 Million and Equity Value of $758 Million for the Combined Company

●	Valuation Represents an ~80% Discount to a ~$3.9 Billion Net Present Value Estimated by Stantec Inc. (TSX, NYSE: STN) (“Stantec”) Based on a Portion of the ~146 Million Tonnes of High-Purity Quartz Silica Measured & Indicated Resources and ~345 Million Tonnes of High-Purity Quartz Silica Inferred Resources

Calgary, Alberta and Houston, Texas, November 13, 2023— Sio Silica Corporation (“Sio” or the “Company”), a Canadian-based company that seeks to become a global leader in the production and supply of environmentally and ethically produced high-purity quartz silica, and Pyrophyte Acquisition Corp. (“Pyrophyte”) (NYSE: PYHT), a special purpose acquisition company, announced today that they have entered into a definitive agreement (the “Business Combination Agreement”) for a business combination (the “Business Combination”). The terms of the Business Combination reflect an implied enterprise value of $708 million and equity value of $758 million for the combined company, an approximate 80% discount to the net present value described above and includes approximately $150 million of gross capital including equity, debt, royalties and Sio’s cash on hand and additional $10 million expected flow-through equity from a variety of institutional and individual accredited investors. Following the closing (the “Closing”) of the Business Combination, such proceeds are expected to be used to fully fund the construction of the first phase of Sio’s extraction and processing facility in Winnipeg, Manitoba. Upon Closing, the name of the combined company will be Sio Silica Incorporated, and its common shares and warrants are expected to be listed on the New York Stock Exchange under the tickers “SIOS” and “SIOS WS,” respectively. Unless otherwise specified, all amounts in this press release are in U.S. dollars.

Company Overview

Sio has approximately 15.2 billion tonnes of in situ high-purity silica including an estimated ~146 million tonne measured and indicated resource and an estimated ~345 million tonne inferred resource and intends to initiate a mining plan that ensures a comprehensive and active environmental stewardship over the years to come. Once the processing facility becomes operational, Sio expects to become a leading environmentally friendly producer of high-purity quartz silica, a unique natural resource and critical mineral. Sio plans to leverage its patent-pending extraction process using proven technology to extract and process silica that exceeds 99.9% purity, providing a significant cost advantage within its industry. Sio’s extraction method will not require truck traffic, surface mining, tunneling, dust generation, or chemical cleansing. In combination with its extraction and processing facility using renewable electricity, natural gas, and efficient processing, Sio expects to make considerable inroads to contribute to a low carbon future. Anticipated applications for Sio’s high-purity quartz silica include photovoltaics, solar panels, semiconductors, electronics and batteries.

Global decarbonization drivers, regulatory changes, energy transition, and major anticipated semiconductor investments in North America are all expected to be significant catalysts driving demand and creating a robust long-term growth outlook for Sio’s high-purity quartz silica products. Sio intends to use proceeds from the transaction to complete the construction of Phase 1 of its facility in Winnipeg, Manitoba, which it expects to complete less than 18 months after Closing. Based on signed and pending customer agreements, all production at Phase 1 is expected to be fully contracted.

Sio Investment Highlights:

●	Expects to become a leader in the rapidly expanding high-purity quartz silica industry with no current plans to rely on government subsidies.

●	High-purity quartz silica currently represents a $30 billion total addressable market by 2030 for photovoltaics, solar panels, semiconductors and batteries.

●	With 146 million tonne measured and indicated resource and 345 million tonne inferred resource, Sio’s development plan has a multi-generational resource life.

●	Net Present Value of ~$3.9 billion according to engineering estimates from Stantec, based on sustainable mining practices and only a portion of available resources being mined over a 25-year mine life.

●	With approximately $150 million of gross capital and additional $10 million expected flow-through equity, Sio anticipates to be fully funded and fully permitted by government authorities at Closing to complete Phase 1 of its production facility.

●	Strong demand for high-purity quartz silica with 100% of Phase 1 of its production facility fully allocated under signed and pending offtake agreements/MOUs and marketing agreements.

●	Significant cost advantage through efficient mining, extraction, processing and energy utilization to achieve quartz silica purity that exceeds 99.9%.

●	Location of production facility creates logistical and rail advantages with easy access to ports on both coasts and closer than competitors to several important markets within North America.

●	Low capital intensity and robust operating economics are expected to deliver attractive returns to all stakeholders.

●	As published in its annual sustainability reports, Sio strives to be an ESG leader in the industry with what is expected to be one of the world’s most environmentally friendly silica mining operations, given no harmful chemical wash process, no tailings pond, no open pit and no silica dust concerns from mining operations.

●	Highly experienced leadership team and a board of directors with a proven record of creating shareholder value.

Commentary

“We are excited to partner with Pyrophyte to become a leading producer of high-purity quartz silica,” said Feisal Somji, Chief Executive Officer of Sio. “Our streamlined approach to creating environmentally responsible solutions has attracted high profile strategic alliances, which puts us at an important inflection point in our growth trajectory. These solutions follow the Manitoba Clean Environment Commission’s recommendations, and the Company is working with the Province of Manitoba to finalize an extraction license that will exemplify the commitment and practices of the Company to be a leader in environmental protection. We will continue to work with the Province of Manitoba and its stakeholders to put the Province on the global stage as a major contributor to achieving global net zero targets through decarbonization initiatives that require high-purity silica. The combination of being fully funded and fully permitted is expected to fuel the next phase of our expansion in high-purity quartz silica extraction and processing. We believe that our combination with Pyrophyte will allow us to scale our production to meet strong customer demand and expand our high-purity quartz silica products to a wide range of applications, such as solar panels, semiconductors, and lithium-silicon batteries, with a long runway for profitable growth in the years ahead. We believe that this Business Combination will put Sio in a position to execute further on our strategic priorities and to support our growth over the long-term.”

Chairman of Pyrophyte, Dr. Bernard J. Duroc-Danner, said, “Sio’s extensive high-purity quartz silica deposit just south of Winnipeg Manitoba is a remarkable gift of nature. Based on Stantec’s report, the deposit is very large and exceptionally consistent throughout. The silica ore comes out at naturally occurring high-purity levels with very low levels of contaminants. The deposit is very shallow allowing for a production process which is exceptionally simple, very low cost and environmentally low impact. The beneficiation needs are minimal, consisting of just a magnetic separation process and washing. No chemicals are required in the entire extraction and beneficiation processes while reclamation postproduction is immediate. We believe that Sio’s supply of high-purity quartz silica will benefit from very strong secular demand growth trends in North America and worldwide. Located next to extensive railroad infrastructure, the deposit is ideally located for ease of railway transportation to the West, South and East. Once operational, we expect Sio’s facility to combine an ideal transportation location, very low ore production costs, strong secular growth trends in demand and low-impact environmental footprint. We searched long and hard for the right candidate to combine with Pyrophyte and its energy transition mission. Sio fulfilled all our criteria. We are proud to join Sio on its journey to supply what is becoming in many countries around the world one of the most important strategic minerals for the world’s energy transition.”

Christopher Abbate, Co-Head of Riverstone Credit Partners, noted, “We are excited to support Sio in its mission to deliver this critical mineral that is required by a number of key growth areas, from semiconductors to several key industries driving decarbonization, among others. As we evaluated the opportunity, we were particularly drawn to its vast, high-quality resource, with its low-cost development, guided by a high-quality management team that can draw upon the considerable experience from the Pyrophyte team in growing companies. We look forward to the bright future ahead.”

Transaction Summary

The terms of the Business Combination imply an enterprise value of $708 million and equity value of $758 million for the combined company. Approximately $150 million of gross capital, comprised of equity, debt, royalties and Sio’s cash on hand, has been secured from a variety of institutional and individual accredited investors, including a credit facility provided by Riverstone Credit Partners, and other financing from HITE Hedge Asset Management and a large Canadian pension fund, and an additional $10 million is expected to be secured from flow-through equity from a variety of individual accredited investors, to support the construction of the first phase of its extraction and processing facility. Availability under the credit facility with Riverstone Credit Partners is subject to certain conditions. In an effort to further strengthen its capital base and reduce debt levels, Sio and Pyrophyte may raise additional equity capital through incremental PIPE investments along with the potential contribution of up to approximately $97 million of cash currently held in Pyrophyte’s trust account, subject to redemptions by Pyrophyte shareholders that have not entered into non-redemption agreements.

The Business Combination, which has been unanimously approved by the Boards of Directors of Sio and Pyrophyte, is subject to approval by Pyrophyte's and Sio’s shareholders and other customary closing conditions. CEO Feisal Somji will continue to lead Sio, supported by a team of experienced operators. Pyrophyte’s leadership team will actively introduce key relationships to help accelerate Sio’s growth.

Advisors

BMO Nesbitt Burns Inc. is acting as exclusive Financial Advisor to Sio. UBS Securities LLC is acting as capital markets advisor to Pyrophyte. Integral Wealth Securities Limited acted as Sio’s exclusive financial advisor in procuring and negotiating royalty financing, and, as an advisor to Sio in respect of the business combination agreement. BMO Capital Markets Corp., UBS Securities LLC and Integral Wealth Securities Limited are acting as joint placement agents on the PIPE. DLA Piper (Canada) LLP and DLA Piper (US) are acting as legal advisors to Sio. White & Case LLP is acting as legal advisor to Pyrophyte. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to BMO Capital Markets Corp. and UBS Securities LLC.

About Sio Silica

Sio Silica is a Canadian-based high-purity quartz silica producer committed to offering superior products and practicing sustainable development. The Company’s extraction of silica will not require truck traffic, surface mining, tunneling, dust generation or chemical cleansing. Combined with its facility using renewable electricity, natural gas, and efficient processing, Sio Silica expects to contribute to a low-carbon future.

About Pyrophyte Acquisition Corp.

Pyrophyte Acquisition Corp. is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Pyrophyte is primarily focused on target companies that serve the growing segments in the energy transition ecosystem. For more information, please visit https://www.pyrophytespac.com

Additional Information about the Business Combination and Where to Find It

In connection with the Business Combination, Sio Silica Incorporated, a newly-formed Alberta corporation formed solely for the purpose of engaging in the Business Combination (“Pubco”) intends to file a registration statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which will include a preliminary proxy statement of Pyrophyte and a preliminary prospectus of Pubco, and after the Registration Statement is declared effective, Pyrophyte will mail the definitive proxy statement/prospectus relating to the Business Combination to Pyrophyte’s shareholders as of a record date to be established for voting on the Business Combination. The Registration Statement, including the proxy statement/prospectus contained therein, will contain important information about the Business Combination and the other matters to be voted upon at Pyrophyte’s meeting of shareholders convened to approve the Business Combination (the “Pyrophyte Shareholders Meeting”). This communication does not contain all the information that should be considered concerning the Business Combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Pyrophyte and Pubco may also file other documents with the SEC regarding the Business Combination. Pyrophyte’s shareholders and other interested persons are advised to read, when available, the Registration Statement, including the preliminary proxy statement/prospectus contained therein, and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Business Combination, as these materials will contain important information about Pyrophyte, Sio, Pubco and the Business Combination.

Pyrophyte’s shareholders and other interested persons will be able to obtain copies of the Registration Statement, including the preliminary proxy statement/prospectus contained therein, the definitive proxy statement/prospectus and other documents filed or that will be filed with the SEC, free of charge, by Pyrophyte and Pubco through the website maintained by the SEC at www.sec.gov.

Technical Information

Keith Wilson, P. Eng., a consulting engineer, is a Qualified Person as defined by S-K 1300 and NI 43-101 and has reviewed, approved and verified the scientific and technical information in this press release.

The technical report summaries for the Company’s BRU and DEN Properties, supporting the mineral resources included in this release, are expected to be filed under Sio’s profile on SEDAR+, which is available through the website maintained by the Canadian Securities Administrators at www.sedar.com, as well as by Sio and Pyrophyte on the SEC’s EDGAR system, which is available through the website maintained by the SEC at www.sec.gov. The technical report summaries, authored by Stantec Consulting Ltd., have been prepared in accordance with the requirements of the SEC S-K 1300 Regulation. The qualified persons involved in the preparation of the technical and scientific disclosure included in this press release, and the related technical report summaries, have followed industry accepted practices for verifying that the data used is suitable for the purposes used. For readers to fully understand the technical information in this press release they should read these technical reports in their entirety when they are available on SEDAR+ and EDGAR, including all qualifications, assumptions, exclusions, and risks that relate to the technical and scientific information set out in the summaries. The technical report summaries are intended to be read as a whole and sections should not be read or relied upon out of context.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the Pyrophyte or Sio’s ability to effectuate the Business Combination discussed in this document; the benefits of the Business Combination; the future financial performance of Pubco following the Business Combination; changes in Sio’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on information available as of the date of this document, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Pyrophyte, Sio or Pubco’s views as of any subsequent date, and none of Pyrophyte, Sio or Pubco undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Neither Pubco nor Pyrophyte gives any assurance that either Pubco or Pyrophyte will achieve its expectations. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, Pubco’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: (i) the timing to complete the Business Combination by Pyrophyte’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Pyrophyte; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements relating to the Business Combination; (iii) the outcome of any legal, regulatory or governmental proceedings that may be instituted against Pubco, Pyrophyte, Sio or any investigation or inquiry following announcement of the Business Combination, including in connection with the Business Combination; (iv) the inability to complete the Business Combination due to the failure to obtain approval of Pyrophyte’s or Sio’s shareholders; (v) Sio’s and Pubco’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination; (vi) the ability of the parties to obtain the listing of Pubco’s common shares and warrants on a national securities exchange upon the Closing; (vii) the risk that the Business Combination disrupts current plans and operations of Sio; (viii) the ability to recognize the anticipated benefits of the Business Combination; (ix) unexpected costs related to the Business Combination; (x) the amount of redemptions by Pyrophyte’s public shareholders at the Pyrophyte Shareholders Meeting being greater than expected; (xi) the management and board composition of Pubco following completion of the Business Combination; (xii) limited liquidity and trading of Pubco’s securities; (xiii) geopolitical risk and changes in applicable laws or regulations; (xiv) the possibility that Sio or Pyrophyte may be adversely affected by other economic, business, and/or competitive factors; (xv) changes in mineral resource estimates and operational risks; (xvi) litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Sio’s resources; (xvii) the risk that the consummation of the Business Combination is substantially delayed or does not occur; and (xix) other risks and uncertainties indicated from time to time in the Registration Statement to be filed by Pubco, including those under “Risk Factors” therein, and in Pyrophyte’s filings with the SEC.

Participants in Solicitation

Pyrophyte, Sio, Pubco and their respective directors and officers may be deemed participants in the solicitation of proxies of Pyrophyte’s shareholders in connection with the Business Combination. More detailed information regarding the directors and officers of Pyrophyte, and a description of their interests in Pyrophyte, is contained in Pyrophyte’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on April 12, 2023, and is available free of charge at the SEC’s website at www.sec.gov. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Pyrophyte’s shareholders in connection with the proposed Business Combination and other matters to be voted upon at Pyrophyte Shareholders Meeting will be set forth in the Registration Statement when available.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING THEREOF OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No Offer or Solicitation

This communication relates to the Business Combination between Sio and Pyrophyte. This document does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any offer, sale or exchange of securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

Investor and Media Contact

Rodny Nacier / Brad Cray, ICR Inc.
(825) 540-5469
investors@siosilica.com